Exhibit 10.1

CAPITAL MARKETS AND ADVISORY AGREEMENT

This Advisory and Consulting Agreement (“Agreement”) is made and entered into on this 7th day of October, 2014 (the “Effective Date”) between IntelliCell BioSciences, Inc. (the “Company”), and Dawson James Securities, Inc. a FINRA licensed U.S. broker dealer, One North Federal Highway, Ste. 500, Boca Raton, FL 33432 (the “Advisor”).

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration (the receipt of which is hereby acknowledged) the parties hereto mutually agree and intend to be legally bound to the terms of this Agreement as follows:

1. Purpose.  The Company hereby retains the Advisor during the term specified to render consulting advice to the Company relating to capital markets and business advisory services as set forth in Section 3 below, as well as certain investment banking services, including but not limited to services as a placement agent and merger/acquisition matters, upon the terms and conditions as set forth herein. The Company and the Advisor agree that nothing herein shall be construed as a firm commitment or guarantee of any Transaction. The lead representative for the Advisor will be R. Douglas Armstrong, Ph.D.

 2.                  Terms and Consideration.

(a)                Term: The term of this Agreement shall be for the sooner of a period of twenty-four (24) months commencing from the Effective Date of this Agreement (the “Engagement Period”), unless extended by mutual written agreement of the Company and the Advisor.

(b)               Advisory Fees: The Company shall pay Advisor (due upon execution of this Agreement) a nonrefundable fee paid as a Preferred Stock that provides for a future conversion to the number of shares of Company common stock equivalent to ten percent (10%) of the then fully diluted stock of the Company (“Advisor Fee”) at the time of the conversion. The conversion trigger will be the Company’s completion of a minimum of $15 million of new investor financing, or the acquisition of the Company.

(c)                Finder Fee: In the event any transaction, including any private or public sale transaction, debt, equity, convertible securities, options, warrants or other financing or securities arrangement or other transaction involving any business combination, sale of assets, merger, joint venture or consolidation, is consummated in whole or part during the Term with an Investor introduced hereunder to the Company by Advisor, the Company shall compensate Advisor. Specifically, the Company shall pay to Advisor a cash placement fee (the “Finder’s Closing Fee”) equal to 8% of the aggregate purchase price paid by each purchaser, identified by Dawson James (a “DJ Purchaser”), of Securities that are placed in the Offering. The Finder’s Closing Fee shall be paid at the closing of the Offering (the “Closing”) from the gross proceeds of the Securities sold to a DJ Purchaser. As additional compensation for the Services, the Company shall issue to Dawson or its designees at the Closing, warrants (the “Dawson Warrants”) to purchase that number of shares of common stock of the Company (“Shares”) equal to 8% of the aggregate number of Shares placed in the Offering to a DJ Purchaser, plus any Shares underlying any convertible Securities placed in the Offering to such purchasers. The Dawson Warrants shall have the same terms, including exercise price and registration rights, as the warrants issued to investors (“Investors”) in the Offering. If no warrants are issued to Investors, the Dawson Warrants shall have an exercise price equal to 110% of the price at which equity Securities are issued to Investors, or, if no equity Securities are issued, 110% of the current market price of the Shares at Closing, an exercise period of five years and registration rights for the Shares underlying the Dawson Warrants equivalent to those granted with respect to the Securities.

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(d)               Notwithstanding anything to the contrary herein, all warrants, common stock or other securities issuable to the Advisor hereunder shall be due and earned in full as of the date of this Agreement regardless of the issuance date that may otherwise appear on any securities certificate.

3.                 Financial Advisory Services of Advisor.  Advisor will assist the Company by performing the capital markets and business advisory services that are listed below.  In connection with Advisor providing such capital markets and business advisory services to the Company, the Company shall provide Advisor with any information reasonably available to the Company that Advisor deems appropriate.  The Company hereby acknowledges that Advisor will be using and relying on said information without independent verification and that Advisor assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.  In performance of these duties, the Advisor shall provide the Company with the benefits of its best judgment and efforts.  It is understood and acknowledged by the parties that the value of the Advisor’s advice is not measurable in any quantitative manner, and that the Advisor shall not be obligated to spend any specific amount of time performing its duties hereunder.

(a)                Advising the Company on the development of its business strategy and plan.

(b)               Advising the Company about its financial structure and that of its divisions or subsidiaries or any of its projects, as such relate to the public market for the Company’s equity securities.

(c)                Advising the Company on the development of its capital markets strategy, including:

a.	Advising on the public market for Company’s securities and the options for timing and structure of any future public offering or private placement of its equity securities

b.	Advising on the requirements and processes for an uplisting to a national exchange

(d)               Assisting the Company for exposure to the investment community at large with the prior written approval of the company.

(e)                Assisting in the Company’s financial public relations, by participating in discussions with the Company and the financial community with the company’s approval.

Should the Company desire Advisor to provide any financial advisory service(s) not listed above, including but not limited to providing placement agent or underwriting services, the Company and Advisor shall enter into an additional engagement letter to be executed by the parties hereto at the commencement of the additional financial advisory service(s) to be rendered by Advisor. Such engagement letter if executed would replace the fee designated in Section 2c of this agreement.

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4.                  Covenants of the Company.

a.	The Company hereby agrees to at all times have authorized underlying shares of common stock to enable the conversion of the preferred shares noted in Section 2b of this Agreement.
b.	The Company hereby agrees to retain, and Advisor hereby agrees to act, as the Company’s lead underwriter for the Company of registered securities (the “Securities”) to be issued by the Company, including shares, and if applicable, warrants to purchase shares of the Company’s common stock (the “Shares” or “Common Stock”), in connection with a “best efforts” or “firm commitment” offering to be made pursuant to an effective registration statement to be filed by the Company under the Securities Act of 1933 (the “Underwriting”), with said Underwriting being completed concurrent with the listing of the Company’s stock on a national exchange. Dawson and Company agree to separately negotiate in good faith, provisions for industry typical fees for the Underwriting transaction.

5.                  Advisor’s Relationships with Others. The Company acknowledges that the Advisor or its affiliates is in the business of providing financial, investment banking and merger/acquisition services and consulting advice (of all types contemplated by this Agreement) to others.

6.                  Confidential Information.  In connection with the rendering of services hereunder, Advisor has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources.  Such information shall be deemed “Confidential Material” and, except as specifically provided herein, shall not be disclosed by Advisor without prior written consent of the Company.  In the event Advisor is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that Advisor will deliver to the Company prompt notice of such requirement prior to disclosure of same to permit the Company to seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order or receipt of written waiver, Advisor is nonetheless, in the written opinion of counsel, compelled to disclose any Confidential Material, Advisor may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure.  Following the termination of this Agreement and a written request by the Company, Advisor shall deliver to the Company all Confidential Material. This provision shall survive the termination of this Agreement for any reason.

7.                   Advisor’s Liability & Indemnification of Advisor by Company.  In the event that the Advisor or any of its officers, directors, partners, employees, agents, representatives or stockholders (together, the “Indemnified Parties”, and individually, the “Indemnified Party”) becomes involved in any capacity in any claim, action, proceeding or investigation brought by or against any person in connection with any matter referred to herein or relating to the services provided under this Agreement, the Advisor shall provide the Company with written notice thereof as soon as reasonably possible and in any event within thirty (30) days of the Advisor's notification or other knowledge of the same and the Company shall be obligated to: (a) reimburse the Indemnified Party for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; and (b) shall be obligated to indemnify the Indemnified Party against any losses, claims, damages, liabilities, alleged damages or alleged liabilities, to which the Indemnified Party may become subject in connection with any matter referred to in this letter, except to the extent that any such legal or other expense, loss, claim, damage, liability, alleged damage or alleged liability results from the recklessness or bad faith of the Advisor in performing the services which are the subject of this letter; provided, however, that the Company shall have the right, at its own expense, to undertake the defense of any such action, claim or demand, utilizing counsel selected by the Advisor; and provided further, that the Company shall have notified the Advisor in writing of its intention to undertake such defense within thirty (30) days of receiving the Advisor's notice required herein. In the absence of recklessness or willful misconduct on the part of Advisor or Advisor’s material breach of this Agreement, no Indemnified Party shall be liable to the Company or to any officer, director, control person, affiliate, employee, agent, representative, stockholder or creditor of the Company for any action or omission of Advisor or any of its officers, directors, employees, agents, representatives or stockholders in the course of, or in connection with, rendering or performing any services hereunder.

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8.                   Termination. This Agreement may be terminated at any time during the Engagement Period by Advisor upon five (5) days prior written notice to the Company, in the event that Advisor becomes aware of: (i) any change in the business or operations of the Company which Advisor reasonably believes may adversely affect Advisor’s ability to render the services contemplated hereunder, (ii) any material misrepresentation by the Company with respect to the business operations, assets, condition (financial or otherwise), results of operations or prospects of the Company, or (iii) any breach by the Company of its obligations under this Agreement, which remain uncured for a period of fifteen days after written notice of the breach is provided to the Company.

This Agreement may be terminated by Company only in the event of a material breach by Advisor of its obligations hereunder, which breach remains uncured for a period of fifteen days after written notice of the breach and opportunity to cure is provided to Advisor.

In the event of termination (i) this Agreement shall become void, without liability on the part of either party or their affiliates, directors, officers or stockholders except as set forth in Section 7(a) above, and (ii) Advisor shall be entitled to expenses it has incurred pursuant to this Agreement up to the date of such termination; and (iii) all provisions contained in section 6 above survive the termination.

9.                   Expenses.  The Company shall reimburse the Advisor and/or any other party retained by the Advisor, for any and all reasonable out-of-pocket expenses incurred in connection with Advisory services provided to the Company including but not limited to legal, travel, lodging and meals, entertainment, postage, photocopying and long distance telephone expenses, with said expenses to not exceed $5,000 without the prior approval of the Company. The Company shall reimburse the Advisor within 15 days of demand of reimbursement by the Company. The Company will be required to pay for all expenses in excess of $500 in advance by either providing for direct billing to the Company or Company’s credit card. Any expenses incurred by Advisor on behalf of the Company, related to this engagement will be invoiced and due upon receipt. Unpaid or remaining expenses due Advisor will be deducted from the proceeds of a Close and are subject to applicable late charges.

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10.                 Other terms and conditions of this Agreement are:

(a)                Indemnification

In consideration of the services to be provided by the Agent under this Agreement, the Company agrees to Indemnify and hold harmless the Agent and all of its directors, officers, employees, consultants or agents (each individually an “Indemnified Person”) from and against any losses, claims, damages or liabilities to which such Indemnified Person may become subject arising out of or in connection with the rendering of services by the Agent hereunder, except to the extent that such losses, claims, damages or liabilities are determined in judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person and reimburse such Indemnified Person for reasonable legal and other expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals therefrom arising in any manner out of or in connection with the rendering of services by the Agent, provided, however that in the event a final judicial determination is made to the effect specified above, such Indemnified Person will promptly remit to the Company any amounts reimbursed under the section.

The Company and the Agent agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, claim or other proceeding; and (ii) promptly upon receipt by the Company, the Company will immediately disclose to the Agent, in writing, any new facts as they may arise that may adversely affect the Transaction.

The provisions of this Section shall survive termination of this Agreement and shall be binding upon any successor or assign of the Company.

(b)               Governing Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made in such State.

(c)                Representations and Warranties

Agent makes no representations, expressed or implied that a Transaction with the Partner will occur as a result of the services furnished under this Agreement. The duties of Agent shall not include the provision of legal, tax or accounting services or advice, which services and advice shall be procured by the Company at its own expense. The Company acknowledges that in connection with the performance of its services hereunder, Agent may, at its sole cost and expense, use the services of companies with which it has an affiliation. The Company shall furnish to Agent and such affiliated company complete and accurate current and historical business information and shall promptly inform Agent of any changes that may materially affect its business or Agent’ services under this Agreement.

(d)               Arbitration

Any claim or controversy arising out of or relating to this agreement, or the interpretation thereof, or any issue as to whether or not this Agreement is subject to arbitration, shall be settled by arbitration and shall be conducted in Los Angeles, California. Judgment based upon decision of the arbitrators may be entered in any court having jurisdiction hereof. Both parties agree to accept telephonic testimony in lieu of personal appearances. The prevailing party shall be entitled to recovery of costs, fees (including attorneys’ fees) and taxes paid or incurred in obtaining the award. Further, any costs, fees or taxes incurred in enforcing the award shall be fully assessed against and paid by the party against whom the reward is to be enforced. Both parties agree to limit their respective testimony during the arbitration session to three hours each.

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(e)                Waiver and Amendment

No waiver, amendment or modification of any provision of this Agreement shall be effective unless consent by both parties in writing. No failure or delay by either party in exercising any rights, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy. Any terms and/or conditions of this Agreement may be waived at any time, pursuant to this section, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

(f)                Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

Intellicell BioSciences, Inc.

By: /s/ Steven A. Victor

Name: Steven A. Victor, M.D.

Title: Chairman and Chief Executive Officer

Dawson James Securities, Inc.

By: /s/ R. Douglas Armstrong

Name: R. Douglas Armstrong, Ph.D.

Title: Chief Business Officer

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Exhibit

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES __ CONVERTIBLE PREFERRED STOCK

OF

INTELLICELL BIOSCIENCES, INC.

The undersigned, Chief Executive Officer of Intellicell Biosciences, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on [__], 2014:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of one million (1,000,000) shares of preferred stock of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares.  The Corporation shall be authorized to issue [______] ([_______]) shares of Series __ Preferred Stock, par value $[0.01] per share (the “Series - Preferred Stock”).

Section 2. Stated Value.  Each share of Series __ Preferred Stock shall have a stated value of $0.01 per share (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, the holder of Series __ Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, an amount in cash equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Corporation’s common stock, par value $[0.001] per share (the “Common Stock”), if the holder had converted the Series __ Preferred Stock immediately prior to such liquidation, dissolution or winding up (without regard to any limitations on conversion or beneficial ownership herein or elsewhere) following a Trigger Financing.  All amounts to be paid to the holder of Series __ Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid following the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of any other class or series of capital stock whose terms expressly provide that such class or series of capital stock are senior to Series __ Preferred Stock in dividend rights or liquidation preference (to the extent of such preference).  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holder of the outstanding shares of Series __ Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the  Series __ Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, the holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

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  Section 4. Voting.  Prior to a Trigger Financing, shares of Series __ Preferred Stock shall not be entitled to vote on matters submitted for shareholder vote, except as otherwise required or permitted by law. On or after the occurrence of a Trigger Financing, except as otherwise expressly required by law, the holder of Series __ Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for the shares of Series __ Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series __ Preferred Stock are convertible into at such time, taking into account the Beneficial Ownership Limitations set forth in Section 5 herein.  Except as otherwise required by law, the holder of shares of Series __ Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5. Conversion.

(a) Conversion Right. At any time upon the closing of a Trigger Financing (as defined herein), the shares of Series __ Preferred Stock may convert, at the option of the holder, collectively into such number of fully paid and non-assessable shares of Common Stock as shall equal 9.99% of the Corporation’s issued and outstanding Common Stock, calculated immediately after giving effect to the issuance of the Corporation’s securities in connection with the Trigger Financing (which for the avoidance of doubt, shall be on an “as converted” basis with respect to the securities issued if such securities are convertible securities) and after giving effect to the conversion of the shares of Series __ Preferred Stock hereunder, subject to the limitations set forth in this Section 5. For purposes of this Agreement, “Trigger Financing” means completion of capital raises of a minimum of Fifteen ($15,000,000) million of either new equity financing (excluding any refinancing of notes or other convertible structures), or any sale, merger, acquisition, joint venture or similar material corporate event involving the Company or its assets.

(b) Conversion Procedure. In order to exercise the conversion privilege under this Section 5, the holder of shares of Series __ Preferred Stock to be converted shall give written notice to the Corporation at its principal office that the holder elects to convert such shares of Series __ Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Corporation, the “Conversion Notice Delivery Date”).  The holder shall not be required to deliver the original certificate representing the Series __ Preferred Stock (the “Series __ Certificate”) in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice with respect to less than all of the shares of Common Stock issuable upon conversion of the Series __ Preferred Stock shall have the same effect as cancellation of the original Series __ Certificate and issuance of a new Series __ Certificate evidencing the ownership of the remaining number of Series __ Preferred Stock. On or before the first (1st) Trading Day following the date on which the Corporation has received a Conversion Notice, the Corporation shall transmit by facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to the holder and the Corporation’s transfer agent (the "Transfer Agent"). On or before the third (3rd) Trading Day following the date on which the Corporation has received such Conversion Notice (the “Share Delivery Date”), the Corporation shall, (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder is entitled pursuant to such conversion to the holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the Corporation’s share register in the name of the holder or its designee, for the number of shares of Common Stock to which the holder is entitled pursuant to such conversion. Upon delivery of the Conversion Notice, the holder shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which the shares of Series __ Preferred Stock have been converted, irrespective of the date such shares of Common Stock are credited to the holder’s DTC account or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be. If a Series __ Certificate is submitted in connection with any conversion and the number of shares of Series __ Preferred Stock represented by such certificate submitted for conversion is greater than the number of shares of Series __ Preferred Stock being converted, then the Corporation shall as soon as practicable and in no event by no later than three (3) Trading Days after any conversion and at its own expense, issue a new Series __ Certificate representing the number of shares of Series __ Preferred Stock held by the holder immediately prior to submitting the Conversion Notice, less the number of shares of Series __ Preferred Stock being converted.. The Corporation shall pay any and all transfer taxes which may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of the Series __ Preferred Stock.  For purposes of this Certificate of Designation, (i) a “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over the counter market, as reported by the OTC Bulletin Board (the “Bulletin Board”), or (C) if the Common Stock is not quoted on the Bulletin Board, a day on which prices for the Common Stock are reported on the OTCQB published by OTC Market Group, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed, quoted or reported as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a business day and (ii) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, LLC.

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(c)           Maximum Conversion.

(i)	Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series __ Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the holder at such time, the number of shares of Common Stock which would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation”).

(ii)	By written notice to the Corporation, a holder of Series __ Preferred Stock may from time to time decrease the 9.99% Beneficial Ownership Limitation to any other percentage specified in such notice.

(iii)	For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, the holder of Series __ Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the holder of Series __ Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series __ Preferred Stock, held by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Buy-In.  If, by the Share Delivery Date, the Corporation fails for any reason to deliver the shares of Common Stock issuable upon conversion of the Series __ Preferred Stock, as set forth in the Conversion Notice, and after such Share Delivery Date, the converting holder purchases, in an arm’s length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the converting holder (the “Sold Shares”), which delivery such converting holder reasonably anticipated to make using the shares to be issued upon such conversion (a “Buy-In”), the converting holder shall have the right to require the Corporation to pay to the converting holder the Buy-In Adjustment Amount.  The Corporation shall pay the Buy-In Adjustment Amount to the converting holder in immediately available funds immediately upon demand by the converting holder. For purposes of this Certificate of Designation, the term “Buy-In Adjustment Amount” means the amount equal to the excess, if any, of (i) the converting holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares associated with a Buy-In, over (ii) the net proceeds (after brokerage commissions, if any) received by the converting holder from the sale of the Sold Shares.  By way of illustration and not in limitation of the foregoing, if the converting holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In, with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Corporation will be required to pay to the converting holder will be $1,000.

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Section 6. Other Provisions.

(a) Reservation of Common Stock.  The Corporation shall at all times [use its best efforts to] reserve from its authorized Common Stock a sufficient number of shares of Common Stock to provide for conversion of all Series __ Preferred Stock from time to time outstanding.

(b) Record Holders.  The Corporation and its transfer agent, if any, for the Series __ Preferred Stock may deem and treat the record holder of any shares of Series __ Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.  Upon request, the Corporation will provide the total number of issued and outstanding shares of Series __ Preferred Stock to any holder thereof.

Section 7. Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series __ Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series __ Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series __ Preferred Stock.

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series __ Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series __ Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series __ Preferred Stock shall receive such consideration as if such number of shares of Series __ Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time; provided, however, to the extent that a holder’s right to participate in any such dividend, distribution, subdivision, combination or reclassification would result in the holder exceeding the Maximum Percentage, if applicable, then the holder shall not be entitled to participate in such dividend, distribution, subdivision, combination or reclassification to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend, distribution, subdivision, combination or reclassification to such extent) and the portion of such dividend, distribution, subdivision, combination or reclassification shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage, at which time the holder shall be delivered such dividend, distribution, subdivision, combination or reclassification  to the extent as if there had been no such limitation).  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Fundamental Transaction. If, at any time while the Series __ Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another association, corporation, individual, partnership, limited liability company, trust or any other entity or organization (each, a “Person”), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Corporation consummates a transaction pursuant to which another Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by all of the Common Stock outstanding at such time, or (E) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series __ Preferred Stock, each holder of Series __ Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of such shares of Common Stock (without regard to any limitations on conversion herein or elsewhere); provided, however, to the extent that a holder’s right to receive securities of the Successor Entity would result in the holder exceeding the Maximum Percentage, if applicable, then the holder shall not be entitled to receive such shares to such extent (or to beneficially own any shares of common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage, at which time the holder shall be delivered such shares to the extent as if there had been no such limitation).  The provisions of this Section 8(b) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series __ Preferred Stock.

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For purposes of this Certificate of Designation, “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange, the NYSE MKT, LLC, the OTCBB or the OTCQB (each, an “Eligible Market”), Successor Entity shall mean such entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on the Eligible Market, or, if there is more than one such Person, the Person with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this [__] day of [___], 2014.

By:
Name: Title:

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